Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

C B R L   G R O U P,   I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director Corporate Communications
(615) 443-9266

CBRL GROUP, INC. REPORTS HIGHER THIRD QUARTER NET INCOME PER DILUTED SHARE

Updates Guidance for Fiscal 2008

·	Fully diluted income from continuing operations per share increased 4.5% to $0.46 for the third quarter fiscal 2008 from $0.44 in the prior-year comparable period.
·	Revenue for the third quarter grew 3.3% to $567 million compared with the prior year quarter.
·	Comparable store restaurant sales for the third quarter fiscal 2008 increased 0.2% from prior year for
Cracker Barrel Old Country Store® (“Cracker Barrel”) while comparable store retail sales were down 2.1%, both on a comparable weeks basis.
·	Operating income margin from continuing operations in the third quarter was 4.9% of total revenue compared with 5.5% in the year-ago quarter.

LEBANON, Tenn. -- May 28, 2008 -- CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) today reported income from continuing operations of $0.46 per diluted share for the third quarter of fiscal 2008, which represents an increase of 4.5% over $0.44 per diluted share from continuing operations in the third quarter of fiscal 2007.  Income from continuing operations was $10.5 million compared with $12.1 million in the third quarter of fiscal 2007, reflecting lower operating income and lower interest income.

Third-Quarter Fiscal 2008 Results
Revenue from continuing operations
Total revenue from continuing operations of $567 million during the third quarter represented an increase of 3.3% from the third quarter of fiscal 2007.  Comparable store restaurant sales for the period increased 0.2%, including a 3.5% higher average check, while guest traffic declined 3.3%, both on a comparable weeks basis.  Cracker Barrel’s average menu price increase for the quarter was approximately 3.7% compared with last year.  Comparable store retail sales were down 2.1% for the quarter on a comparable weeks basis.  During the quarter, the Company opened six new Cracker Barrel Old Country Store units, bringing the new store openings to date for fiscal 2008 to 16, with a total of 17 planned in fiscal 2008.

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Income from continuing operations
Operating income from continuing operations of $27.7 million was 4.9% of total revenue during the third quarter of fiscal 2008 compared with $30.1 million, or 5.5% of total revenue, in the third quarter of fiscal 2007.  Operating income margin was favorably affected by higher sales and lower general and administrative expenses, which were offset by higher retail product and food costs.  General and administrative expenses declined because of lower incentive compensation accruals in the third quarter.

Income from continuing operations was $10.5 million, or $0.46 per diluted share, for the third quarter of fiscal 2008, compared with $12.1 million, or $0.44 per diluted share for the comparable period of fiscal 2007.  The decline in income from continuing operations reflected lower operating income and lower interest income on cash balances held (the prior year included substantial cash balances held following the disposition of Logan’s Roadhouse, Inc.) offset by the benefit of a lower effective tax rate.

Commenting on the third-quarter results, CBRL Group, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “In a very challenging consumer environment, we are pleased that our strong value proposition continued to generate restaurant traffic that outperformed casual dining industry trends in the quarter.  Our cost management initiatives are showing positive results and helping to mitigate higher costs for food and pressures on retail gross margins.  While we will continue to address current cost issues, we remain focused on driving restaurant traffic and building retail sales.”

Year-to-date Fiscal 2008 Results
Total revenue from continuing operations of $1.78 billion year-to-date for fiscal 2008 represented an increase of 3.7% over fiscal 2007.  Comparable store restaurant sales increased 1.0% on a comparable weeks basis, including a 3.3% higher check, while guest traffic declined by 2.3%.  Comparable store retail sales decreased 0.6% on a comparable weeks basis.  In the first nine months of fiscal 2008, the Company opened 16 new Cracker Barrel Old Country Stores and closed two units.

Year to date, the Company reported income from continuing operations of $44.7 million, or $1.88 per diluted share, compared with income from continuing operations of $47.8 million, or $1.50 per diluted share, in fiscal 2007.

Year-to-date net cash flow provided by operating activities from continuing operations was $83.8 million, compared with $100.0 million in fiscal 2007, reflecting lower net income from continuing operations as well as the timing of accounts payable in the current year.

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Fiscal May Sales

With three days remaining in the fiscal month of May, we expect to report flat to slightly positive comparable store restaurant sales.  Comparable store retail sales are expected to be up 2% to 3%.  Sales for the fiscal month of May, which ends May 30, 2008, will be reported on June 3, 2008.

Fiscal 2008 Outlook

The Company urges caution in considering its current trends and the outlook disclosed in this press release.  The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors, risks and influences, some of which are discussed in the cautionary language set forth below in this press release and others that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended August 3, 2007 and subsequent Quarterly Reports on Form 10-Q which can be found on the Securities and Exchange Commission’s website, sec.gov, and the Company’s website, cbrlgroup.com.  The Company disclaims any obligations to update disclosed information on trends or targets.

The Company commented that its outlook for fiscal 2008 reflects many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company expects fiscal 2008 total revenue to increase approximately 2% over revenues from continuing operations in fiscal 2007 (which included a 53rd week equaling $46.3 million of sales).  The revenue increase reflects the projected opening of 17 new Cracker Barrel units during the year, full-year comparable store restaurant sales projected to be up 1% to 1.5% on a comparable weeks basis, including approximately 3.6% of menu price increases, and full-year comparable store retail sales projected to be flat to up 0.5% compared to fiscal 2007 on a comparable weeks basis.  The Company also expects fiscal 2008 operating income margin as a percent of revenues from continuing operations to be approximately 6.7% to 6.8% compared with 7.0% (excluding the effect of a 53rd week) in fiscal 2007.  Commodity cost inflation for fiscal 2008 now is expected to be 5.5% to 6.0% with an estimated 80% of product needs contracted for the fourth quarter of fiscal 2008.  Depreciation for the year is expected to be approximately $57 to $58 million.  Net interest expense is estimated at $57 to $58 million and diluted shares outstanding are expected to average approximately 23.5 million.  The Company expects its full year 2008 effective tax rate to be between 30.0% and 30.5%, including lower than previously-expected tax rates in the fourth quarter.  Income from continuing operations per diluted share now is projected to be in the range of $3.02 to $3.12 per share.  The Company expects full year fiscal 2008 capital expenditures of approximately $85 million.

In updating its guidance, the Company also noted that beginning in fiscal 2009, the Company will no longer report sales results monthly.  Instead, quarterly sales results will be reported when the Company releases quarterly financial results.

Commenting on the outlook, Mr. Woodhouse said, “While our restaurant traffic and retail sales were not as strong as we had expected in the third quarter, we are pleased with the way our fourth quarter has started.  We believe that our first ever national promotion, The Greatest Family Road Trip™ Game, will generate new

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excitement for Cracker Barrel during the summer travel season. We continue to represent a great dining value, and now we're providing more reasons to stop and see what's new.  We continue to expect earnings per share to be substantially better than fiscal 2007, which included the 53rd week, as a result of our operating focus and the recapitalization initiatives that we began in fiscal 2006.”

Fiscal 2008 Third-Quarter Conference Call
As previously announced, the live broadcast of CBRL Group’s quarterly conference call will be available to the public on-line at investor.cbrlgroup.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through June 11, 2008.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 576 Cracker Barrel Old Country
Store restaurants and gift shops located in 41 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,”   “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “ projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology.  Factors which could materially affect actual results include, but are not limited to:  the effects of actual or perceived negative economic conditions including uncertain consumer confidence, higher costs for energy, consumer debt payments, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; commodity price increases including weather effects on supply and the effects of demand for corn for ethanol production on the costs of animal feed and resulting protein prices; the ability of the Company to sustain or the effects of plans intended to improve operational or marketing  execution and performance;  workers compensation, group health and utility price changes; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; consumer behavior based on negative publicity or concerns over nutritional

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or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, “mad cow” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of incurring substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; changes in interest rates or capital market conditions affecting the Company’s financing costs or ability to obtain financing; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the Company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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CBRL GROUP, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

	Third Quarter Ended			Nine Months Ended
	5/2/08	4/27/07	Percentage Change	5/2/08	4/27/07	Percentage Change
Total revenue	$567,138	$549,050	3%	$1,782,756	$1,719,447	4%
Cost of goods sold	180,588	167,928	8	584,551	551,136	6
Gross profit	386,550	381,122	1	1,198,205	1,168,311	3
Labor & other related expenses	226,851	219,012	4	681,652	650,780	5
Other store operating expenses	103,157	100,511	3	314,850	304,165	4
Impairment and store closing charges	--	--	--	877	--	--
Store operating income	56,542	61,599	(8)	200,826	213,366	(6)
General and administrative expenses	28,800	31,536	(9)	91,641	102,818	(11)
Operating income	27,742	30,063	(8)	109,185	110,548	(1)
Interest expense	14,215	13,801	3	43,578	43,587	--
Interest income	--	2,199	(100)	185	6,654	(97)
Pretax income	13,527	18,461	(27)	65,792	73,615	(11)
Provision for income taxes	3,048	6,350	(52)	21,096	25,841	(18)
Income from continuing operations	10,479	12,111	(13)	44,696	47,774	(6)
(Loss) income from discontinued operations	(35)	214	(116)	(146)	86,490	(100)
Net income	$10,444	$12,325	(15)	$44,550	$134,264	(67)

Earnings per share – Basic:
Income from continuing operations	$0.47	$0.48	(2)	$1.94	$1.65	18
(Loss) income from discontinued operations	$--	$0.01	(100)	$--	$2.98	(100)
Net income per share	$0.47	$0.49	(4)	$1.94	$4.63	(58)
Earnings per share – Diluted:
Income from continuing operations	$0.46	$0.44	5	$1.88	$1.50	25
(Loss) income from discontinued operations	$--	$0.01	(100)	$--	$2.54	(100)
Net income per share	$0.46	$0.45	2	$1.88	$4.04	(53)

Weighted average shares:
Basic	22,140,557	24,984,268	(11)	22,993,121	28,996,618	(21)
Diluted	22,812,380	30,183,152	(24)	23,671,903	34,070,700	(31)

Ratio Analysis
Total revenue:
Restaurant	81.2%	81.0%		77.9%	77.6%
Retail	18.8	19.0		22.1	22.4
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	31.8	30.6		32.8	32.1
Gross profit	68.2	69.4		67.2	67.9
Labor & other related expenses	40.0	39.9		38.2	37.8
Other store operating expenses	18.2	18.3		17.7	17.7
Impairment and store closing charges	--	--		--	--
Store operating income	10.0	11.2		11.3	12.4
General and administrative expenses	5.1	5.7		5.2	6.0
Operating income	4.9	5.5		6.1	6.4
Interest expense	2.5	2.5		2.4	2.5
Interest income	--	0.4		--	0.4
Pretax income	2.4	3.4		3.7	4.3
Provision for income taxes	0.6	1.2		1.2	1.5
Income from continuing operations	1.8	2.2		2.5	2.8
(Loss) income from discontinued operations	--	--		--	5.0
Net income	1.8%	2.2%		2.5%	7.8%

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CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	5/2/08	8/3/07
Assets
Cash and cash equivalents	$11,901	$14,248
Assets held for sale	2,550	4,676
Other current assets	186,891	181,357
Property and equipment, net	1,034,785	1,018,982
Long-lived assets	45,090	45,767
Total assets	$1,281,217	$1,265,030

Liabilities and Shareholders’ Equity
Current liabilities	$237,308	$274,669
Long-term debt	787,535	756,306
Other long-term obligations	184,359	129,932
Shareholders’ equity	72,015	104,123
Total liabilities and shareholders’ equity	$1,281,217	$1,265,030

Common shares outstanding	22,147,968	23,674,175

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CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Nine Months Ended
	5/2/08	4/27/07
Cash flows from continuing operations:
Cash flows from operating activities:
Net income	$44,550	$134,264
Loss (income) from discontinued operations, net of tax	146	(86,490)
Depreciation and amortization	42,666	42,407
Loss on disposition of property and equipment	101	587
Impairment	532	--
Accretion on zero-coupon notes	--	4,410
Share-based compensation, net of excess tax benefit	6,585	5,351
Net changes in other assets and liabilities	(10,743)	(517)
Net cash provided by operating activities	83,837	100,012
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(60,699)	(66,604)
Proceeds from sale of property and equipment	4,878	5,330
Net cash used in investing activities	(55,821)	(61,274)
Cash flows from financing activities:
Net proceeds (payments) for credit facilities and other long-term obligations	31,739	(80,692)
Proceeds from exercise of stock options	2,218	33,013
Excess tax benefit from share-based compensation	41	4,754
Purchase and retirement of common stock	(52,380)	(341,581)
Dividends on common stock	(11,756)	(12,118)
Net cash used in financing activities	(30,138)	(396,624)

Cash flows from discontinued operations:
Net cash used in operating activities of discontinued operations	(225)	(33,463)
Net cash provided by investing activities of discontinued operations	--	453,394
Net cash (used in) provided by discontinued operations	(225)	419,931

Net (decrease) increase in cash and cash equivalents	(2,347)	62,045
Cash and cash equivalents, beginning of period	14,248	87,830
Cash and cash equivalents, end of period	$11,901	$149,875

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CBRL GROUP, INC.
Supplemental Information
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	5/2/08	4/27/07	5/2/08	4/27/07

Units in operation:
Open at beginning of period	570	552	562	543
Opened during period	6	5	16	14
Closed during period	--	--	(2)	--
Open at end of period	576	557	576	557

Total revenue: (In thousands)
Restaurant	$460,406	$444,923	$1,388,264	$1,335,032
Retail	106,732	104,127	394,492	384,415
Total revenue	$567,138	$549,050	$1,782,756	$1,719,447

Operating weeks:	7,445	7,216	22,166	21,452

Average unit volume: (In thousands)
Restaurant	$803.9	$801.5	$2,442.6	$2,427.1
Retail	186.4	187.6	694.1	698.9
Total	$990.3	$989.1	$3,136.7	$3,126.0

	Q3 2008 vs. Q3 2007		9 mo. 2008 vs. 9 mo. 2007

Comparable store sales period increase (decrease):

Restaurant	0.2%		1.0%
Retail	(2.1)%		(0.6)%

Number of locations in comparable store base	541		531

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